Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Regulation A Offering Statement of Nico Echo Park, Benefit Corp. on Form 1-A (No. 024-1135) of our report dated April 30, 2021, on our audits of the consolidated financial statements of Nico Echo Park, Benefit Corp. as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and the period from April 19, 2019 (inception) to December 31, 2019, and our audits of the consolidated financial statements of Neighborhood Property Partners I, LLC as of December 31, 2019 and for the period from January 1, 2020 to May 5, 2020 and the year ended December 31, 2019, which report is included in this Annual Report on Form 1-K to be filed on or about April 30, 2021.

/s/ EisnerAmper LLP

EISNERAMPER LLP

San Francisco, California

April 30, 2021